For Immediate Release:

LEONARD H. ROBERTS JOINS

RENT-A-CENTER, INC.

BOARD OF DIRECTORS
_________________________

Plano, Texas, September 25, 2006 -- Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS:RCII), the nation's largest rent-to-own operator, announced today that Leonard H. Roberts has been named to its Board of Directors. Mr. Roberts served as the Executive Chairman of the Board of Directors of RadioShack Corporation from 2005 until May 18, 2006, and had previously served as Chairman of the Board and Chief Executive Officer from 1999 to 2005, President from 1993 to 1999, and a director since 1997 of RadioShack. From 1990 to 1993, Mr. Roberts was Chairman and Chief Executive Officer of Shoney's, Inc., and from 1985 to 1990 was the President and Chief Executive Officer of Arby's, Inc. Mr. Roberts is Chairman of Students in Free Enterprise, a member of the Executive Board of Directors for the National Center For Missing and Exploited Children, a trustee of Texas Christian University, and a director of Texas Health Resources, TXU Corporation and J.C. Penney, Inc.

"Len brings a wealth of experience and leadership within the retail industry and we are extremely pleased to welcome him to our board," stated Mark E. Speese, Chairman of the Board and Chief Executive Officer of the Company. "His unique perspective in retail marketing will be very valuable in helping to guide Rent-A-Center as we continue to execute our strategic plan and grow our business."

"I am delighted to be appointed to the Board of Directors of Rent-A-Center," said Mr. Roberts. "The Rent-A-Center management team has established the leading name in its industry. I am pleased to become part of this dynamic organization and lend my support to the continuation of exciting growth under the leadership of Mark Speese," he concluded.

Mr. Roberts was appointed by the Board of Directors to replace Richard K. Armey, former House Majority Leader, who resigned from the Board of Directors on September 21, 2006. Mr. Roberts will serve the remainder of Mr. Armey's term, which expires at the Company's 2008 annual meeting of stockholders.

"We appreciate Dick's dedicated service as a member of our Board of Directors, serving since 2004," commented Mr. Speese. "Dick's political experience and insight have been very valuable to the Company."

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 2,750 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 282 rent-to-own stores operating under the trade name of "ColorTyme."

This press release may contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the Company's ability to open new rent-to-own stores; the Company's ability to acquire additional rent-to-own stores on favorable terms; the Company's ability to enhance the performance of these acquired stores; the Company's ability to control store level costs; the Company's ability to identify and successfully market products and services that appeal to the Company's customer demographic; the Company's ability to identify and successfully enter into new lines of business offering products and services that appeal to the Company's customer demographic, including the Company's financial services products; the results of the Company's litigation; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; the Company's ability to enter into new and collect on the Company's rental purchase agreements; the Company's ability to enter into new and collect on the Company's short term loans; economic pressures affecting the disposable income available to the Company's targeted consumers, such as high fuel and utility costs; changes in estimates with respect to self insurance liabilities and income tax reserves; changes in the Company's effective tax rate; the Company's ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; changes in the Company's stock price and the number of shares of common stock that we may or may not repurchase; and other risks detailed from time to time in the Company's SEC reports, including but not limited to, the Company's annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2006, and June 30, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contacts for Rent-A-Center, Inc.:
David E. Carpenter Vice President of Investor Relations (972) 801-1214 dcarpenter@racenter.com